Execution Version

Date: as of May 3, 2011

SCORPIO TANKERS INC.

as Borrower

STI CORAL SHIPPING COMPANY LIMITED

and STI DIAMOND SHIPPING COMPANY LIMITED

as Joint and Several Guarantors

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

as Agent

and as Security Trustee

– and –

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

DNB NOR BANK ASA and ABN AMRO BANK N.V.

as Lead Arrangers

LOAN AGREEMENT

relating to a Senior Term Loan Facility

in the Initial Principal Amount of up to US$150,000,000

INDEX

Clause		Page

1	INTERPRETATION	2
2	FACILITY	26
3	POSITION OF THE LENDERS and swap banks	26
4	DRAWDOWN	28
5	INTEREST	30
6	INTEREST PERIODS	31
7	DEFAULT INTEREST	32
8	REPAYMENT AND PREPAYMENT	33
9	CONDITIONS PRECEDENT	37
10	REPRESENTATIONS AND WARRANTIES	39
11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS	46
12	FINANCIAL COVENANTS	54
13	MARINE INSURANCE COVENANTS	54
14	SHIP COVENANTS	60
15	COLLATERAL MAINTENANCE RATIO	64
16	GUARANTEE	66
17	PAYMENTS AND CALCULATIONS	69
18	APPLICATION OF RECEIPTS	71
19	APPLICATION OF EARNINGS, SALE PROCEEDS AND INSURANCE PROCEEDS	73
20	EVENTS OF DEFAULT	74
21	FEES AND EXPENSES	78
22	INDEMNITIES	79
23	NO SET-OFF OR TAX DEDUCTION	81
24	ILLEGALITY, ETC	83

INDEX

Clause		Page

25	INCREASED COSTS	84
26	SET-OFF	86
27	TRANSFERS AND CHANGES IN LENDING OFFICES	86
28	VARIATIONS AND WAIVERS	90
29	NOTICES	91
30	SUPPLEMENTAL	93
31	THE SERVICING BANKS	94
32	LAW AND JURISDICTION	98
33	WAIVER OF JURY TRIAL	99
34	PATRIOT ACT notice	100

 ii

 iii

THIS LOAN AGREEMENT (this “Agreement”) is made as of May 3, 2011

AMONG

(1)	SCORPIO TANKERS INC., a corporation incorporated and existing under the laws of the Republic of The Marshall Islands whose principal office is at 9, Boulevard Charles III, Monaco, 98000, as borrower (the “Borrower”);

(2)	STI CORAL SHIPPING COMPANY LIMITED and STI DIAMOND SHIPPING COMPANY LIMITED, each a corporation incorporated and existing under the laws of the Republic of The Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as joint and several guarantors (together with any other person that becomes a guarantor party hereto pursuant to a Guarantor Accession Agreement (as defined below), the “Guarantors”, and each separately a “Guarantor”, which expressions include their respective successors, transferees and assigns);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (together with any other person that becomes a lender party hereto pursuant to a Lender Accession Agreement (as defined below), the “Lenders”, which expression includes their respective successors, transferees and assigns);

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as swap banks (together with any other person that becomes a swap bank party hereto pursuant to a Swap Bank Accession Agreement (as defined below), the “Swap Banks”, which expression includes their respective successors, transferees and assigns);

(5)	NORDEA BANK FINLAND PLC, NEW YORK BRANCH, acting in such capacity through its office at 437 Madison Avenue, 21st Floor, New York, New York 10022, as agent for the Lenders (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns);

(6)	NORDEA BANK FINLAND PLC, NEW YORK BRANCH, acting in such capacity through its office at 437 Madison Avenue, 21st Floor, New York, New York 10022, as security trustee for the Lenders and the Swap Banks (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns); and

(7)	NORDEA BANK FINLAND PLC, NEW YORK BRANCH, DNB NOR BANK ASA, and ABN AMRO BANK N.V. as lead arrangers (the “Lead Arrangers”, which expression includes their respective successors, transferees and assigns).

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a senior term loan facility in the aggregate principal amount of up to the amount of the Total Commitments for the purpose of financing the lesser of 50% of the Fair Market Value of each Ship and 50% of the purchase price of each Ship.

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(B)	At their discretion, the Swap Banks may make available to the Borrower interest rate swap transactions from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement with the interest of the Swap Banks being secured on a subordinated basis.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Acceptable Accounting Firm” means Deloitte LLP, or such other recognized accounting firm as the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), approve from time to time in writing;

“Account Bank” means ABN AMRO Bank N.V., acting through its office at Coolsingel 93, P.O. Box 749, 3000 AS Rotterdam, The Netherlands;

“Additional Ship” means any vessel which:

(a)	is either a clean or crude oil double-hull tanker;

(b)	with a deadweight tonnage between 35,000 dwt and 200,000 dwt;

(c)	no older than seven (7) years of age on its Delivery Date;

(d)	is classed with a Classification Society, free of overdue recommendations and conditions affecting that vessel’s class; and

(e)	was built by a shipyard approved by the Majority Lenders;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise;

“Agreed Form” means in relation to any document, that document in the form approved by the Agent with the consent of the Majority Lenders, or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

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“Approved Broker” means any of the companies listed on Schedule 7 or such other company proposed by the Borrower which the Agent may approve from time to time for the purpose of valuing a Ship, who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement;

“Approved Flag” means the Bahamian, Cypriot, Maltese, Marshall Islands, Liberian, Panamanian or Singaporean flag or such other flag as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing as the flag on which a Ship shall be registered;

“Approved Management Agreement” means, in relation to a Ship in respect of its commercial and technical management, a management agreement which the Agent may reasonably approve and which shall be on the BIMCO Shipman 98 form or such other form of management agreement, in each case between the Borrower or the Guarantor that owns a Ship and each Approved Manager;

“Approved Manager” means each of SSM, SCM, V. Ships Ship Management and Columbia Shipmanagement Ltd. or any other company proposed by the Borrower which the Agent may reasonably approve from time to time as the technical and/or commercial manager of a Ship;

“Availability Period” means the period commencing on the Effective Date and ending on:

(a)	the date which is 12 months after the Effective Date (or such later date as the Agent may, with the consent of the Majority Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bank Secrecy Act” has the meaning given in Clause 10.21;

“Basel III” means any of the changes designed to strengthen any capital standards or introduce minimum liquidity or other requirements referenced in the publication of the Groups of Governors and Heads of Supervision of the Basel Committee on Banking Supervision (the “Basel Committee”) dated 16 December, 2010, or any subsequent paper or document published by the Basel Committee on any of those requirements;

“Business Day” means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City and Amsterdam, The Netherlands;

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with IFRS, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease;

“Cash Equivalents” means:

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(a)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)	time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and

(c)	such other securities or instruments as the Majority Lenders shall agree in writing;

and in respect of both (a) and (b) above, with a Rating Category of at least “A+” by S&P and “A” by Moody’s (or the equivalent used by another Rating Agency) in each case having maturities of not more than ninety (90) days from the date of acquisition;

“Change of Control” means, in respect of the Borrower:

(a)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any holders of the Borrower’s Equity Interests as of the date of this Agreement, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of the Borrower) of more than 35% of the total voting power of the Voting Stock of the Borrower (calculated on a fully diluted basis); or

(b)	individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors or equivalent governing body of the Borrower (together with any new directors (or equivalent) whose election by such Board of Directors or equivalent governing body or whose nomination for election was approved by a vote of at least two-thirds of the members of such Board of Directors or equivalent governing body then still in office who either were members of such Board of Directors or equivalent governing body at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least 50% of the members of such Board of Directors or equivalent governing body then in office;

“Charter” means, in relation to a Ship, a time or consecutive voyage charter in respect of such Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

“Charter Assignment” means, in relation to a Ship, an assignment of the Charter for such Ship, in the form set out in Appendix A;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010;

“Classification Society” means, in relation to a Ship, American Bureau of Shipping, Det Norske Veritas, Korean Register of Shipping or such other first-class vessel classification society that is a member of the International Association of Classification Societies that the Agent may approve from time to time;

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“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders and the Swap Banks, securing the Secured Liabilities;

“Collateral Maintenance Ratio” has the meaning given in Clause 15.2;

“Commission” or “SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate or Lender Accession Agreement, as that amount may be increased, reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate executed by an authorized person of the Borrower, in the form set out in Appendix B;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Borrower for that accounting period:

(a)	plus, to the extent deducted in computing the net income of the Borrower for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign income taxes and tax distributions;

(ii)	Consolidated Net Interest Expense;

(iii)	depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv)	expenses incurred in connection with a special or intermediate survey of a Ship during such period; and

(v)	any drydocking expenses;

(b)	minus, to the extent added in computing the consolidated net income of the Borrower for that accounting period, (i) any non-cash income or non-cash gains and (ii) any extraordinary gains on asset sales not incurred in the ordinary course of business;

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“Consolidated Funded Debt” means, for any accounting period, the sum of the following for the Borrower determined (without duplication) on a consolidated basis for such period and in accordance with IFRS consistently applied:

(a)	all Financial Indebtedness; and

(b)	all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with IFRS would be shown on the liability side of a balance sheet);

provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt;

“Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash and (b) Cash Equivalents, in each case held by the Borrower on a freely available and unencumbered basis;

“Consolidated Net Interest Expense” means the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Borrower and all of its subsidiaries during the relevant accounting period less (i) interest income received and (ii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with IFRS and as shown in the consolidated statements of income for the Borrower;

“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Borrower, minus goodwill;

“Consolidated Total Capitalization” means Consolidated Tangible Net Worth plus Consolidated Funded Debt;

“Contractual Currency” has the meaning given in Clause 22.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee, any Lender, any Swap Bank or any Lead Arranger, whether as at the date of this Agreement or at any later time;

“Deed of Covenant” means a deed of covenant in Agreed Form collateral to a Mortgage that is in statutory form;

“Delivery Date” has the meaning given in Clause 9.2(b);

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank;

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

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“Disbursement Authorization” has the meaning given in Clause 9.2(b);

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Guarantor owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Guarantor owning that Ship or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

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“Earnings Account” means, in relation to a Ship, an account in the name of the Guarantor owning such Ship with the Account Bank and designated as the “Earnings Account” for such Ship, or any other account (with the Account Bank or the Agent or with another bank or financial institution acceptable to the Agent) which is designated as the Earnings Account in relation to that Ship for the purposes of this Agreement;

“Earnings Account Pledge” means a pledge of an Earnings Account, in the form set out in Appendix C;

“Earnings Assignment” means an assignment of the Earnings and any Requisition Compensation of a Ship, in the form set out in Appendix D;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto;

“Email” has the meaning given in Clause 29.1;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision or allision between a Ship and such other vessel or object or some other incident of navigation or operation, in either case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Borrower and/or the Guarantor owning such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the Borrower and/or the Guarantor owning such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

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“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Interests” of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)	all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“Equity Proceeds” means the net cash proceeds from the issuance of common or preferred stock of the Borrower;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with the Borrower or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code;

“ERISA Funding Event” means:

(a)	any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived;

(b)	the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(c)	the failure by the Borrower or any subsidiary of it or any ERISA Affiliate to make any required contribution to a Multiemployer Plan;

(d)	a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code);

(e)	the incurrence by the Borrower or any subsidiary of it or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or

(f)	a determination that a Multiemployer Plan is, or is expected to be, in endangered status within the meaning of Section 432 of the Code or Section 305 of ERISA;

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“ERISA Termination Event” means:

(a)	the imposition of any lien in favor of the PBGC of any Plan or Multiemployer Plan;

(b)	the receipt by the Borrower or any subsidiary of it or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA;

(c)	the receipt by the Borrower or any subsidiary of it or ERISA Affiliate of any notice that a Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA;

(d)	the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; or

(e)	the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“Estate” has the meaning assigned such term in Clause 31.1(b)(ii);

“Event of Default” means any of the events or circumstances described in Clause 20.1;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Executive Order” means an executive order issued by the President of the United States of America;

“Fair Market Value” means, in relation to each Ship, the market value of such Ship at any date that is shown by the average of two (2) valuations each prepared and addressed to the Agent:

(a)	as at a date not more than 30 days prior to the date such valuation is delivered to the Agent;

(b)	by an Approved Broker;

(c)	with or without physical inspection of that Ship (as the Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements);

“Fee Letter” means the letter dated May 3, 2011 from the Lead Arrangers to the Borrower;

“Finance Documents” means:

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(a)	this Agreement;

(b)	all Charter Assignments;

(c)	all Earnings Account Pledges;

(d)	all Earnings Assignments;

(e)	all Insurance Assignments;

(f)	all Mortgages and, if applicable, the Deed of Covenant collateral thereto;

(g)	the Note;

(h)	the Retention Account Pledge;

(i)	all Shares Pledges; and

(j)	any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, with respect to any person (the “debtor”) at any date of determination (without duplication):

(a)	all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	all obligations of the debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of the debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the debtor (including reimbursement obligations with respect thereto);

(d)	all obligations of the debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e)	all Capitalized Lease Obligations of the debtor as lessee;

(f)	all Financial Indebtedness of persons other than the debtor secured by a Security Interest on any asset of the debtor, whether or not such Financial Indebtedness is assumed by the debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness; and

(g)	all Financial Indebtedness of persons other than the debtor under any guarantee, indemnity or similar obligation entered into by the debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the debtor.

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The amount of Financial Indebtedness of any debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time as determined in conformity with IFRS, and (ii) Financial Indebtedness shall not include any liability for federal, state, local, foreign or other taxes;

“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;

“Guaranteed Obligations” has the meaning given in Clause 16.1;

“Guarantor Accession Agreement” means an agreement providing for the accession of a person to this Agreement as a Guarantor in the form set out in Schedule 8 hereto;

“IFRS” means International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB);

“Initial Ships” means, collectively, the STI CORAL and STI DIAMOND;

“Insurances” means in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, the Earnings or otherwise in relation to that Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Insurance Assignment” means, in relation to a Ship, an assignment of the Insurances, in the form set out in Appendix E;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISM Code Documentation” includes, in respect of a Ship:

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(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s compliance or the compliance of the Guarantor that owns that Ship or the relevant Approved Manager with the ISM Code which the Agent may require;

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;

“ISPS Code Documentation” includes:

(a)	the ISSC; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender Accession Agreement” means an agreement providing for the accession of a person to this Agreement as a Lender in the form set out in Schedule 9 hereto;

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate or other instrument pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four (4) decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

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as of 11:00 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

“Loan” means the principal amount from time to time outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.66% of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total 66.66% of the Loan;

“Manager’s Undertaking” means, in relation to a Ship, the letter executed and delivered by each Approved Manager, in the form set out in Appendix F;

“Margin” means:

(a)	2.75% per annum, if the ratio of Consolidated Funded Debt to Consolidated Total Capitalization is less than 45%;

(b)	3.00% per annum, if the ratio of Consolidated Funded Debt to Consolidated Total Capitalization is equal to or greater than 45% and less than or equal to 50%; and

(c)	3.25% per annum, if the ratio of Consolidated Funded Debt to Consolidated Total Capitalization is greater than 50%;

provided that the ratio of Consolidated Funded Debt to Consolidated Total Capitalization in (a) or (b) may be exceeded for a period of not more than one calendar quarter without an increase to the next tier of the Margin but should the ratio of Consolidated Funded Debt to Consolidated Total Capitalization in (a) or (b) above not be restored within such calendar quarter then on the first day of the next succeeding calendar quarter the Margin shall be increased to the next tier and such increased Margin shall also be applied retroactively to the preceding calendar quarter;

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System and any successor regulations thereto, as in effect from time to time;

“Master Agreement” means each master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) in Agreed Form made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Maturity Date” means the sixth anniversary of the Effective Date;

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“MOA” means, in respect of the sale and purchase of a Ship, a Memorandum of Agreement entered into between the Seller of such Ship and a Guarantor;

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors;

“Mortgage” means, in relation to a Ship, the first priority or preferred ship mortgage on that Ship, in Agreed Form; provided that a mortgage in respect of a Ship registered on Marshall Islands flag shall be in the form set out in Appendix G;

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Net Debt” means Consolidated Funded Debt less cash and Cash Equivalents;

“Non-Consenting Lender” has the meaning given in Clause 3.5(c);

“Non-indemnified Tax” means any tax on the net income of a Creditor Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:

(a)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or

(b)	with respect to any Lender, is located in the country of its Lending Office; or

(c)	with respect to any Creditor Party other than a Lender, is located in the country from which such party has originated its participation in this transaction;

“Note” means a promissory note of the Borrower, payable to the order of the Agent, evidencing the aggregate indebtedness of the Borrower under this Agreement, in the form set out in Appendix H;

“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires;

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

(a)	either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and

(b)	is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate;

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“PATRIOT Act” has the meaning given in Clause 9.1;

“Payment Currency” has the meaning given in Clause 22.4;

“PBGC” means the Pension Benefits Guarantee Corporation and its successors;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	pledges of certificates of deposit or other cash collateral securing any Security Party’s reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Security Party in connection with the establishment of the financial responsibility of such Security Party under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced;

(c)	Security Interests to secure obligations under workmen’s compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen’s or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which the Borrower or a Guarantor is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business;

(d)	Security Interests for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles satisfactory to the Mortgagee;

(e)	Security Interests for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(f)	Security Interests for salvage;

(g)	Security Interests arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to the Ship not prohibited by this Agreement or any other Finance Document;

(h)	Security Interests for master’s disbursements incurred in the ordinary course of trading and any other Security Interests arising by operation of law or otherwise in the ordinary course of its business, provided such Security Interests do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower or the Guarantor that owns such Ship in good faith by appropriate steps) and subject, in the case of Security Interests for repair or maintenance, to Clause 14.13(g);

(i)	any Security Interest created in favor of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the relevant Security Party is actively prosecuting or defending such proceedings or arbitration in good faith and such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of the Ship;

(j)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(k)	other liens, charges and encumbrances incidental to the conduct of the business of each such party, the ownership of any such party’s property and assets and which do not in the aggregate materially detract from the value of each such party’s property or assets or materially impair the use thereof in the operation of its business;

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“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the jurisdiction under the laws of which the company is incorporated or formed;

(b)	a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;

(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(d)	a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(e)	a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

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and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any subsidiary of it or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice and/or, the lapse of time, would constitute an Event of Default;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is two (2) Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Rating Agencies” means:

(a)	S&P and Moody’s; or

(b)	if S&P or Moody’s or both of them are not making ratings of securities publicly available, a nationally recognized United States rating agency or agencies, as the case may be, selected by the Agent with the consent of the Majority Lenders, which will be substituted for S&P or Moody’s or both, as the case may be;

“Rating Category” means:

(a)	with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(b)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(c)	the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable;

“Reference Banks” means the reference banks chosen from time to time by the British Bankers’ Association;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Replacement Ship” has the meaning given in Clause 8.8(b);

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“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsections 22, 23, 25, 27, or 28 of PBGC Regulation Section 4043;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Agent in New York designated “Scorpio Tankers - Retention Account”, or any other account (with that or another office of the Agent or with another bank or financial institution acceptable to the Agent) which is designated as the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a pledge of the Retention Account, in the form set out in Appendix I;

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc., and its successors;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the Council of the European Union, the United Nations or its Security Council;

(b)	under CISADA;

(c)	in respect of (i) a “national” of any “designated foreign country”, within the meaning of the Foreign Assets Control Regulations or the Cuban Asset Control Regulations of the United States Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended, or (ii) a “specially designated national” listed by OFAC or any regulations or rulings issued thereunder; or

(d)	otherwise imposed by any law or regulation or Executive Order by which any Creditor Party, the Borrower or any Guarantor is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Creditor Party, the Borrower or any Guarantor, including without limitation laws or regulations or Executive Orders restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there;

provided that the laws and regulations described in paragraphs (a) and (d) shall be applicable only to the extent such laws and regulations are not inconsistent with the laws and regulations of the United States of America;

“SCM” means Scorpio Commercial Management S.A.M., a Monaco company, as commercial manager of the Ships;

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“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Majority Lenders;

“Secured Liabilities” means all liabilities which the Borrower, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Security Interest” means:

(a)	a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien, privilege or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Borrower, each Guarantor and any other person (except a Creditor Party) who, as a surety, guarantor mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrower or any other Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement; and

(c)	neither the Borrower nor any other Security Party has any liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document or a Master Agreement;

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“Seller” means, in respect of an MOA, the seller of Ship named therein;

“Seller’s Bank” has the meaning given in Clause 9.2(b);

“Servicing Bank” means, as the context may require, the Agent or the Security Trustee;

“Shares Pledge” means a pledge of the Equity Interests of each Guarantor, in the form set out in Appendix J;

“Ship” means, as the context may require:

(a)	any Initial Ship;

(b)	any Additional Ship;

(c)	any Replacement Ship; and

(d)	any Substitute Collateral Ship;

“SSM” means Scorpio Ship Management S.A.M., a Monaco company, as technical manager of the Ships;

“STI CORAL” means the 2008-built, double hull oil / chemical tanker of 29,955 gross tons and 13,607 net tons to be registered in the ownership of STI Coral Shipping Company Limited under Marshall Islands flag with the name “STI CORAL”, Official Number 4346 and IMO Number 9397456;

“STI DIAMOND” means the 2008-built, double hull oil / chemical tanker of 29,955 gross tons and 13,607 net tons to be registered in the ownership of STI Diamond Shipping Company Limited under Marshall Islands flag with the name “STI DIAMOND”, Official Number 4347 and IMO Number 9397468;

“Substitute Collateral Ship” has the meaning given in clause 8.9(b);

“Swap Bank Accession Agreement” means an agreement providing for the accession of a person to this Agreement as a Swap Bank in the form set out in Schedule 10 hereto;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“Swap Exposure” means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Counterparty;

“Total Loss” means in relation to a Ship:

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(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, unless it is within one (1) month redelivered to the full control of the Guarantor owning that Ship; or

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within one (1) month redelivered to the full control of the Guarantor owning that Ship;

“Total Loss Date” means in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Guarantor owning that Ship with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transaction” has the meaning given in each Master Agreement;

“Transfer Certificate” has the meaning given in Clause 27.2;

“Transferee Lender” has the meaning given in Clause 27.2;

“Transferor Lender” has the meaning given in Clause 27.2;

“UCC” means the Uniform Commercial Code of the State of New York; and

“Voting Stock” of any person as of any date means the Equity Interests of such person that is at the time entitled to vote in the election of the board of directors or similar governing body of such person.

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1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;

“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, Email or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Guarantor owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes natural persons; any company; any state, political sub-division of a state and local or municipal authority; and any international organization;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

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“protection and indemnity risks” means the usual risks covered by a protection and indemnity association, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline, whether or not having the force of law, of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

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(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent approves or reasonably requires and which are acceptable to the Borrower;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Accounting terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with IFRS as from time to time in effect.

1.8	Inferences regarding materiality. To the extent that any representation, warranty, covenant or other undertaking of the Borrower, a Guarantor or any other Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a “material adverse effect” or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such party with any law or regulation.

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2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrower a loan facility in the principal amount of up to $150,000,000.

2.2	Reduction and cancellation of Commitments.

(a)	Upon not less than three (3) days written notice to the Agent, the Borrower may reduce any unutilized Commitment.

(b)	All unutilized Commitments shall be cancelled and terminated automatically on the expiration date of the Availability Period.

2.3	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments, provided that no Lender shall be required to participate in any Advance if doing so would require such Lender to exceed its Commitment.

2.4	Purpose of Advances. The Borrower undertakes with each Creditor Party to use each Advance only for the purpose of financing the lesser of 50% of the Fair Market Value of each Ship and 50% of the purchase price of each Ship.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2	Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against the Borrower or any other Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under any Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or Swap Banks being increased; nor

(b)	the Borrower, any other Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

3.5	Replacement of a Lender.

(a)	If at any time:

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(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	the Borrower or any other Security Party becomes obliged in the absence of an Event of Default to repay any amount in accordance with Clause 24 or to pay additional amounts pursuant to Clause 23 or Clause 25 to any Lender in excess of amounts payable to other Lenders generally, then the Borrower may, on 30 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which is acceptable to the Agent with the consent of the Majority Lenders (other than the Lender the Borrower desires to replace), which confirms its willingness to assume and by its execution of a Transfer Certificate does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Advances and all accrued interest and/or breakages costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 3.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or the Security Trustee;

(ii)	neither the Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date the Borrower notifies the Non-Consenting Lender and the Agent of its intent to replace the Non-Consenting Lender pursuant to Clause 3.5(a); and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	For purposes of this Clause 3.5, in the event that:

(i)	the Borrower or the Agent has requested the Lenders to give a consent in relation to or to agree to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all Lenders; and

(iii)	Lenders whose Commitments aggregate more than 66.66% percent of the Total Commitments have consented to or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

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4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by delivering to the Agent a completed Drawdown Notice not later than 11:00 a.m. (New York time) three (3) Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date must be a Business Day during the Availability Period;

(b)	there shall be no more than one Advance in respect of each Ship;

(c)	the amount of each Advance shall not exceed the lesser of 50% of the Fair Market Value of the Ship to which such Advance relates and 50% of the purchase price stated in the MOA or relevant court order in respect of the Ship to which such Advance relates, and shall be used only to partially finance the acquisition of the Ships pursuant to the MOAs or court orders or reimburse the Borrower or respective Guarantor for costs incurred in connection therewith; and

(d)	the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer or a duly authorized attorney-in-fact of the Borrower and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, before 11:00 a.m. (New York City time) on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.5.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

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4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrower in a Drawdown Notice shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Promissory note.

(a)	The obligation of the Borrower to pay the principal of, and interest on, the Loan shall be evidenced by the Note, which shall be dated the date of the first Drawdown Date.

(b)	Each Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by the Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of such Advance.

(c)	Each Lender shall record on its internal records the amount of its participation in each Advance and each payment in respect thereof, and the unpaid balance of such participation in such Advance shall, absent manifest error and to the extent not inconsistent with the notations made by the Agent on the grid attached to the Note, be as so recorded.

(d)	The failure of the Agent or any Lender to make any such notation shall not affect the obligation of the Borrower in respect of such Advance or the Loan nor affect the validity of any transfer by the Agent of the Note.

(e)	On receipt of satisfactory evidence that the Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrower will promptly replace the Note, without charge to the Creditor Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrower and cancelled. The Agent shall indemnify the Borrower for any losses, claims or damages resulting from the loss of such Note.

5	INTEREST

5.1	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of the applicable Margin and LIBOR for that Interest Period.

5.2	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

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as soon as reasonably practicable after each is determined.

5.5	Intentionally omitted.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks but if two (2) or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no Screen Rate is available for an Interest Period and two (2) or more of the Reference Banks do not, before 1:00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least one (1) Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50% of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50% of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 which have caused its notice to be given (the “Market Disruption Notification”); provided that the level of detail of the Market Disruption Notification shall be in the Agent’s sole discretion and the Market Disruption Notification itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.

5.9	Intentionally omitted.

5.10	Intentionally omitted.

5.11	Intentionally omitted.

5.12	Alternative rate of interest during market disruption. For so long as the circumstances falling within Clause 5.7 are continuing, the Agent shall, on behalf of the Lenders, negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest and if no such agreement can be reached by the Borrower and the Agent prior to the expiry of the then current Interest Period, the Agent shall with the agreement of each Lender, for each one month period, set an interest rate representing the actual cost of funding of the Lenders in Dollars of their respective Contribution plus the applicable Margin. Such alternative pricing agreed upon pursuant to this Clause 5.12 shall be binding on all parties hereto. The procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of each such one month period.

5.13	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay (without premium or penalty) the Loan at the end of the interest period set by the Agent.

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5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrower’s notice of intended prepayment and:

(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 or 6 months as notified by the Borrower to the Agent not later than 11:00 a.m. (New York time) three (3) Business Days before the commencement of the Interest Period;

(b)	in the case of the first Interest Period applicable to each Advance other than the first Advance, a period ending on the last day of the Interest Period applicable to the prior Advances then outstanding, whereupon all Advances shall be consolidated and treated as a single Advance;

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorization of the Majority Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment installments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than three (3) months, any Lender notifies the Agent by 11:00 a.m. (New York time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of three (3) months.

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7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 percent above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)	the applicable Margin plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the actual cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

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7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Intentionally omitted.

7.7	Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment installments. The Borrower shall repay each Advance in equal quarterly installments in such amounts as the Agent and the Borrower agree and the Agent shall notify the Borrower and the Lenders in writing on or before the Drawdown Date for each Advance. The amount of each such equal quarterly installment (and any necessary balloon payment on the Maturity Date) shall be calculated by the Agent on the basis of a linear repayment profile corresponding to full repayment of such Advance by the time the Ship to which such Advance relates attains 16 years of age and such calculation shall be final, conclusive and binding on the Borrower absent manifest error.

8.2	Repayment Dates. The first repayment installment of each Advance shall be paid on the last day of the calendar quarter (March 31, June 30, September 30 and December 31) following the calendar quarter in which such Advance was made and the last repayment installment (together with any balloon payment) shall be paid on the Maturity Date.

8.3	Maturity Date. On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the conditions set forth in Clause 8.5, the Borrower may prepay the whole or any part of any Advance or the Loan without premium or penalty.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least three (3) Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any other Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any other Security Party has been complied with (which may be satisfied by the Borrower certifying that no consents are required and that no regulations need to be complied with); and

(d)	the Borrower has complied with Clause 8.13 on or prior to the date of prepayment.

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8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorization of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment.

(a)	Subject to paragraphs (b) and (c) below, if a Ship is sold or becomes a Total Loss, the Borrower shall prepay in full the Advance in respect of such Ship and comply with Clause 8.13:

(i)	in the case of a sale, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(ii)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

(b)	Notwithstanding the requirements of paragraph (a), if a Ship is sold or becomes a Total Loss the Borrower may elect by written notice to the Agent to cause the sale proceeds or insurance proceeds (as the case may be) to be deposited in the Retention Account as Collateral for the Secured Liabilities:

(i)	in the case of a sale, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(ii)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

Such proceeds shall be retained in the Retention Account until applied as required by either paragraph (c) or (d) below.

(c)	If within 90 days after the date on which the sale of the relevant Ship is completed or 180 days after the Total Loss Date (as the case may be) the Borrower (or a nominee of the Borrower) desires to purchase a vessel (a “Replacement Ship”) that either:

(i)	meets the requirements stated in the definition of Additional Ship; or

(ii)	in the reasonable discretion of the Majority Lenders, is of substantially similar type, age, quality, condition and value as the Ship that was lost or sold and was built by a shipyard approved by the Majority Lenders,

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then provided no Event of Default or Potential Event of Default has occurred and is continuing and the Borrower executes and/or delivers (or causes the execution and/or delivery of) the documents required by Part D of Schedule 4, then the Agent, upon the written request of the Borrower, shall release such sale proceeds or insurance proceeds (as the case may be) from the Retention Account to the Borrower or as the Borrower may direct in connection with the acquisition of the Replacement Ship and no mandatory prepayment of the Loan shall be required under Clause 8.8(a).

(d)	If, however, the Borrower (or a nominee of the Borrower) does not consummate the purchase of a Replacement Ship within 90 days after the date on which the sale of the relevant Ship is completed or 180 days after the Total Loss Date (as the case may be), then the sale proceeds or insurance proceeds (as the case may be) deposited in the Retention Account shall be applied by the Agent as a prepayment as required under Clause 8.8(a).

8.9	Release of Collateral and Collateral substitution. Notwithstanding the requirements of Clause 8.8, a mandatory prepayment shall not be required in each of the following circumstances:

(a)	Upon the written request of the Borrower to the Agent, an Initial Ship shall be released as Collateral for the Loan provided that:

(i)	there has been no Advance made in respect of such Initial Ship or, if there has been an Advance in respect of such Initial Ship, such Advance has been repaid; and

(ii)	no Event of Default or Potential Event of Default has occurred and is continuing and the Security Parties are in compliance with all of their respective covenants under the Finance Documents.

(b)	Upon the written request of the Borrower to the Agent, a Ship (other than an Initial Ship) shall be released as Collateral for the Loan provided that:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing and the Security Parties are in compliance with all of their respective covenants under the Finance Documents; and

(ii)	on or before the date such Ship is released, either:

(A)	an Initial Ship meeting the requirements stated in the definition of Additional Ship on such date and which has previously been released as Collateral pursuant to Clause 8.9(a); or

(B)	in the reasonable discretion of the Majority Lenders, a vessel that is of substantially similar type, age, quality, condition and value as the Ship that is to be released, and such other vessel was built by a shipyard approved by the Majority Lenders, is provided as substitute Collateral (a “Substitute Collateral Ship”) for the Ship that is to be released and the Borrower executes and/or delivers (or causes the execution and/or delivery of) the documents required by Part E of Schedule 4.

8.10	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 22.1(b), but without premium or penalty.

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8.11	Application of partial prepayment. Each partial prepayment shall be applied against the repayment installments specified in Clause 8.1 in inverse order of maturity.

8.12	No reborrowing. No amount prepaid may be reborrowed.

8.13	Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	[intentionally omitted];

(b)	that, on or before the service of the first Drawdown Notice, the Agent receives:

(i)	the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent; and

(ii)	such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”);

(c)	that, on each Drawdown Date but prior to the making of an Advance in respect of an Initial Ship, the Agent receives or is satisfied that it will receive on the making of such Advance the documents described in Part B of Schedule 4 in form and substance satisfactory to it;

(d)	that, on each Drawdown Date but prior to the making of an Advance in respect of an Additional Ship, the Agent receives or is satisfied that it will receive on the making of such Advance the documents described in Part C of Schedule 4 in form and substance satisfactory to it;

(e)	that, on or before the service of the first Drawdown Notice, the Agent receives the arrangement fee and upfront fee referred to in Clause 21.1, any accrued commitment fee payable pursuant to Clause 21.1 and the first installment of the annual agency fee referred to in Clause 21.1 and has received payment of the expenses referred to in Clause 21.2; and

(f)	that both at the date of each Drawdown Notice and at each Drawdown Date:

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(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 10 and those of the Borrower or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing, provided that the requirements of this Clause 9.1(f)(ii) shall apply in respect of the representations and warranties in Clause 10.22 only as of the acquisition date of the relevant Ship; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing, unless the Agent is satisfied that an alternative rate of interest can be set pursuant to Clause 5.12;

(iv)	there has been no material change in the consolidated financial condition, operations or business prospects of the Borrower since the date on which the Borrower provided information concerning those topics to the Agent and/or any Lender;

(g)	that, if the Collateral Maintenance Ratio were applied immediately following the making of such Advance, the Borrower would not be obliged to provide additional Collateral or prepay part of the Loan under that Clause; and

(h)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent. Notwithstanding anything in Clause 9.1 to the contrary:

(a)	except with respect to the circumstances described in Clause 9.2(b), if the Agent, with the consent of the Majority Lenders, permits the Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that such conditions are satisfied within ten (10) Business Days after such Drawdown Date (or such longer period as the Agent may specify); and

(b)	only if required under the terms of MOA or another contract for the acquisition of an Additional Ship, an Advance may be borrowed before the applicable conditions set forth in Clause 9.1 are satisfied and:

(i)	each Lender agrees to fund its Contribution on a day not more than five (5) Business Days prior to the date of the scheduled acquisition and delivery of such Ship (such date, the “Delivery Date”); and

(ii)	the Agent shall on the date on which such Advance is funded (or as soon thereafter as practicable) (A) preposition an amount equal to the aggregate principal amount of such Advance at a bank or other financial institution (the “Seller’s Bank”) satisfactory to the Agent, which funds shall be held at the Seller’s Bank in the name and under the sole control of the Agent or one of its Affiliates and (B) issue a SWIFT MT 199 or other similar communication (each such communication, a “Disbursement Authorization”) authorizing the release of such funds by the Seller’s Bank on the relevant Delivery Date upon receipt of a Protocol of Delivery and Acceptance in respect of such Ship duly executed by the Seller and the relevant Guarantor and countersigned by a representative of the Agent;

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provided that if delivery of such Ship does not occur within five (5) Business Days after the scheduled Delivery Date, the funds held at the Seller’s Bank shall be returned to the Agent for further distribution to the Lenders.

For the avoidance of doubt, the parties hereto acknowledge and agree that:

(1)	the date on which the Lenders fund the Advance constitutes the Drawdown Date in respect of such Advance and all interest and fees thereon shall accrue from such date;

(2)	the Agent and the Lenders suspend fulfillment of the conditions precedent set forth in Schedule 4, Part C, Paragraphs 1, 10, 11 and 13 solely for the time period on and between such Drawdown Date and the relevant Delivery Date, and the Borrower acknowledges and agrees that fulfillment of such conditions precedent to the satisfaction of the Agent shall be required as a condition precedent to the countersignature by a representative of the Agent of the Protocol of Delivery and Acceptance referred to in Clause 9.2(b)(ii);

(3)	from the date the proceeds of the Advance are deposited at the Seller’s Bank to the Delivery Date (or, if delivery of such Ship does not occur within the time prescribed in the Disbursement Authorization, the date on which the funds are returned to the Agent for further distribution to the Lenders), the Borrower shall be entitled to interest on the Advance at the applicable rate, if any, paid by the Seller’s Bank for such deposited funds;

(4)	if such Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent and distributed to the Lenders, (i) the Borrower shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Agent and (ii) the relevant available Commitment will be increased by an amount equal to the aggregate principal amount of the Loan proceeds so returned; and

(5)	if the Borrower has instructed the Agent to convert the aggregate principal amount of the Advance borrowed into a currency other than Dollars for deposit with the Seller’s Bank and such Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent for further distribution to the Lenders, the Agent shall convert the aggregate principal amount of funds so returned back into Dollars and if such funds are less than the Dollar amount of the aggregate principal amount of the Advance incurred on the relevant Drawdown Date, the Borrower shall immediately repay the difference and, in any event, the Borrower shall pay any and all fees, charges and expenses arising from such conversion.

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10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each of the Borrower and the Guarantors represents and warrants to each Creditor Party as of the Effective Date and each Drawdown Date as follows.

10.2	Status. Each Security Party is:

(a)	duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation; and

(b)	duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on its business, assets or financial condition or which may affect the legality, validity, binding effect or enforceability of the Finance Documents, and there are no proceedings or actions pending or contemplated by any Security Party, or to the knowledge of the Borrower or the Guarantors contemplated by any third party, to dissolve, wind-up or terminate the Borrower or any other Security Party.

10.3	Company power; consents. Each Security Party has the capacity and has taken all action, and no consent of any person is required, for:

(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(b)	it to execute each Finance Document and each Master Agreement to which it is or is to become a party;

(c)	it to execute the MOA to which it is or is to become a party, to purchase and pay for the relevant Ship under the relevant MOA or court order and register the relevant Ship in its name;

(d)	it to comply with its obligations under each Finance Document to which it is or is to become a party and the Master Agreements;

(e)	it to grant the Security Interests granted by it pursuant to the Finance Documents to which it is a party and the Master Agreements;

(f)	the perfection or maintenance of the Security Interests created by the Finance Documents (including the first priority nature thereof); and

(g)	the exercise by any Creditor Party of their rights under any of the Finance Documents or the Master Agreements or the remedies in respect of the Collateral pursuant to the Finance Documents or the Master Agreements to which it is a party, except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

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10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity; effective Security Interests. Subject to any relevant insolvency laws affecting creditors’ rights generally:

(a)	the Finance Documents and the Master Agreements to which each Security Party is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), such Security Party’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	the Finance Documents to which each Security Party is a party, creates or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate.

10.6	No third party Security Interests. Without limiting the generality of Clause 10.5, at the time of the execution and delivery of each Finance Document:

(a)	the relevant Security Party will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.7	No conflicts. The execution of each Finance Document and each Master Agreement, and the borrowing of each Advance, and compliance with each Finance Document and each Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of any Security Party; or

(c)	any contractual or other obligation or restriction which is binding on any Security Party or any of its assets.

10.8	Taxes.

(a)	All payments which a Security Party is liable to make under the Finance Documents to which it is a party are permitted under applicable law to be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

(b)	The Borrower and each other Security Party has filed or has caused to be filed all tax returns and other reports that it is required by applicable law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges:

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(i)	which are (A) not yet delinquent or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established and in a manner that does not involve any risk of sale, forfeiture, loss, confiscation or seizure of a Ship; or

(ii)	the non-payment of which could not reasonably be expected to have a material adverse effect on such company.

The charges, accruals, and reserves on the books of the Borrower and each other Security Party respecting taxes are adequate in accordance with IFRS.

(c)	No material claim for any tax has been asserted in writing against the Borrower and each other Security Party by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such company or disclosed in the notes thereto, if any.

(d)	The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.

(e)	No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.

(f)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction.

(g)	Other than the recording of the Mortgages in accordance with the laws of an Approved Flag and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.

10.9	No default. No Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance.

10.10	Information. All financial statements, information and other data furnished by or on behalf of a Security Party to any of the Creditor Parties:

(a)	was true and accurate at the time it was given;

(b)	such financial statements, if any, have been prepared in accordance with IFRS and accurately and fairly represent the financial condition of such Security Party as of the date or respective dates thereof and the results of operations of such Security Party for the period or respective periods covered by such financial statements;

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(c)	there are no other facts or matters the omission of which would have made or make any such information false or misleading;

(d)	there has been no material adverse change in the financial condition, operations or business prospects of any Security Party since the date on which such information was provided other than as previously disclosed to the Agent in writing; and

(e)	none of the Security Parties has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

10.11	No litigation. No legal or administrative action involving a Security Party (including any action relating to any alleged or actual breach of the ISM Code, the ISPS Code or any Environmental Law) has been commenced or taken by any person, or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the business, assets or financial condition of a Security Party or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.

10.12	ISM Code and ISPS Code compliance. The relevant Guarantor has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ship owned by it and its operation and will be or will cause such Ship and the relevant Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

10.13	Validity and completeness of MOA. To the extent entered into on a relevant Drawdown Date and prior to the delivery of the Additional Ship to which it relates, each MOA constitutes valid, binding and enforceable obligations of the Seller and the relevant Guarantor that is a party thereto in accordance with its terms and:

(a)	the copy of such MOA delivered to the Agent is a true and complete copy; and

(b)	no amendments or additions to such MOA have been agreed (without any amendments or additions being disclosed to the Agent) nor has the relevant Guarantor or Seller waived any of their respective rights under such MOA.

10.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, any Guarantor, any subsidiary or Affiliate of the Borrower, or any third party in connection with a MOA, other than as provided in such MOA and disclosed to the Agent in writing.

10.15	Margin Stock. The Borrower and the Guarantors are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.16	Compliance with law; Environmentally Sensitive Material. Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower, or which may affect the legality, validity, binding effect or enforceability of the Finance Documents:

(a)	the operations and properties of each of the Security Parties comply with all applicable laws and regulations, including without limitation Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each of the Security Parties and each of the Security Parties is in compliance in all material respects with all such Environmental Permits; and

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(b)	none of the Security Parties has been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

10.17	Ownership structure.

(a)	All of the Equity Interests of the Borrower have been validly issued, are fully paid, non-assessable.

(b)	All of the Equity Interests of each Guarantor have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests other than Permitted Security Interests and are owned beneficially and of record by the Borrower.

(c)	None of the Equity Interests of any Guarantor are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which any of the Guarantors is a party requiring, and there are no Equity Interests of any of the Guarantors outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of any of the Guarantors or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of the Guarantors.

10.18	Investment company, Holding company, etc. The Borrower is not:

(a)	an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended;

(b)	a “holding company” or a “subsidiary company” of a “holding company” or an affiliate of a “holding company” or of a “subsidiary company” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or

(c)	a “public utility” within the meaning of the Federal Power Act of 1920, as amended.

10.19	Asset control.

(a)	The Borrower is not a Prohibited Person, is not controlled by, or, to the best of its knowledge, acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and does not own or control a Prohibited Person;

(b)	No proceeds of any Advance shall be made available, directly or, to the best of the Borrower’s knowledge, indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or, to the best of the Borrower’s knowledge, indirectly, applied in a manner or for a purpose prohibited by Sanctions.

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10.20	ERISA.

(a)	None of the Security Parties is a party to any Plan or Multiemployer Plan.

(b)	The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code.

(c)	No ERISA Termination Event has occurred.

(d)	No ERISA Funding Event exists or has occurred.

10.21	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of an Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that:

(a)	it is acting for its own account;

(b)	it will use the proceeds of each Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and

(c)	the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and United States Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”).

10.22	Ships. As of the acquisition date in respect of each Ship, such Ship will be:

(a)	in the sole and absolute ownership of a Guarantor and duly registered in such Guarantor’s name, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee recorded against it and as permitted thereby;

(b)	seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service;

(c)	insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such Insurances will have been complied with;

(d)	in class (as evidenced by a Confirmation of Class Certificate) in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with; and

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(e)	managed by an Approved Manager pursuant to an Approved Management Agreement.

10.23	Place of Business. For purposes of the UCC, each Security Party has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:

9, Boulevard Charles III

Monaco 98000

None of the Security Parties has a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America, other than its representative office at:

150 East 58th Street
New York, New York 10155

10.24	Solvency. In the case of the Borrower and each of the Guarantors:

(a)	the sum of its assets, at a fair valuation, does and will exceed its liabilities (including guarantees), including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities;

(b)	the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities, as they mature;

(c)	it does not and will not have unreasonably small working capital with which to continue its business; and

(d)	it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature.

10.25	Borrower’s business; Guarantors’ business. From the date of its incorporation until the date hereof, neither the Borrower nor any of the Guarantors has conducted any business other than in connection with, or for the purpose of, owning, chartering and operating the Ships.

11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS

11.1	Affirmative covenants. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing:

(a)	Performance of obligations. Each Security Party shall duly observe and perform its obligations under each Charter and each Finance Document to which it is or is to become a party.

(b)	Notification of defaults (etc). The Borrower shall promptly notify the Agent, upon becoming aware of the same, of:

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(i)	the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation) which is likely to materially adversely affect any Security Party’s ability to perform its obligations under each Charter and each Finance Document to which it is or is to become a party;

(ii)	any default by any party to a Charter; and

(iii)	any damage or injury caused by or to a Ship in excess of $5,000,000.

(c)	Confirmation of no default. The Borrower will, within two (2) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of the Borrower and which states that:

(i)	no Event of Default or Potential Event of Default has occurred; or

(ii)	no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.1(c) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 33% of the Loan or (if no Advances have been made) Commitments exceeding 33% of the Total Commitments, and this Clause 11.1(c) does not affect the Borrower’s obligations under Clause 11.1(b).

(d)	Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any other Security Party, any Approved Manager or any Ship, its Earnings or Insurances as soon as such action is instituted, unless it is likely that the legal or administrative action cannot be considered material in the context of any Finance Document.

(e)	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(i)	the Borrower and, its subsidiaries; or

(ii)	any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent.

(f)	Books of record and account. Each Security Party shall keep proper books of record and account, in which full and materially correct entries shall be made of all financial transactions and the assets and business of such Security Party in accordance with IFRS, and the Agent shall have the right to examine such books and records wherever the same may be kept from time to time as it sees fit, in its sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by it, provided that any examination shall be done without undue interference with the day to day business of such Security Party.

(g)	Financial reports. Whether or not the Borrower is then subject to Sections 13(a) or 15(d) of the Exchange Act, the Borrower will furnish to the Agent:

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(i)	within 75 days after the end of each of the first three fiscal quarters in each Fiscal Year, quarterly reports on Form 6-K (or any successor form) containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding Fiscal Year);

(ii)	within 120 days after the end of each Fiscal Year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein for such Fiscal Year;

(iii)	at or prior to such times as would be required to be filed or furnished to the SEC if the Borrower were then a “foreign private issuer” subject to Sections 13(a) or 15(d) of the Exchange Act, all such other reports and information that the Borrower would have been required pursuant thereto;

(iv)	together with the financial statements that the Borrower delivers in (i) and (ii) above, a Compliance Certificate;

(v)	no later than January 31 of each Fiscal Year of the Borrower, a copy of its one (1) year forecast and projection, certified to be true and complete by the chief financial officer of the Borrower; and

(vi)	such other financial statements, annual budgets and projections as may be reasonably requested by the Agent,

provided that to the extent that the Borrower ceases to qualify as a “foreign private issuer” within the meaning of the Exchange Act, whether or not the Borrower is then subject to Sections 13(a) or 15(d) of the Exchange Act, the Borrower will furnish to the Agent all reports and other information that it would be required to file with (or furnish to) the Commission pursuant Sections 13(a) or 15(d) of the Exchange Act if it were required to file such documents under the Exchange Act as follows:

(A)	if the Borrower is then subject to Sections 13(a) or 15(d) of the Exchange Act, within 30 days of the respective dates on which the Borrower is required to file such documents pursuant to the Exchange Act; or

(B)	if the Borrower is not then subject to Sections 13(a) or 15(d) under the Exchange Act, the applicable time periods described above with respect to quarterly, annual and other reports and information.

Notwithstanding the foregoing, the Borrower will be deemed to have furnished to the Agent such reports and information referred to above if the Borrower has filed such reports and information with the Commission via the EDGAR system (or any successor system) and such reports and information are publicly available.

(h)	Appraisals of Fair Market Value. The Borrower shall procure and deliver to the Agent two written appraisal reports setting forth the Fair Market Value of each Ship as follows:

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(i)	at the Borrower’s expense, for inclusion with each Compliance Certificate required to be delivered together with the second quarterly and the annual financial statements that the Borrower delivers under Clause 11.1(g)(i) and (ii); and

(ii)	at the Lenders’ expense, at all other times upon the request of the Agent or the Majority Lenders, unless an Event of Default has occurred and is continuing, in which case the Borrower shall procure it at its expense as often as requested.

(i)	Taxes. Each Security Party shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings or (ii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of the Borrower or any other Security Party or to affect the legality, validity, binding effect or enforceability of the Finance Documents.

(j)	Consents. Each Security Party shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of all of its obligations under any Charter and each Finance Document to which it is or is to become a party, and shall deliver a copy of all such consents to the Agent promptly upon its request.

(k)	Compliance with applicable law. Each Security Party shall comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating to thereto, the failure to comply with which would be likely to have a material adverse effect on the financial condition of the Borrower or affect the legality, validity, binding effect or enforceability of any Charter and each Finance Document to which it is or is to become a party.

(l)	Existence. Each Security Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of the jurisdiction of incorporation or formation.

(m)	Borrower’s business. The Borrower shall conduct business only in connection with, or for the purpose of, owning, managing, chartering and operating the Ships.

(n)	Properties. Except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Security Parties or which may affect the legality, validity, binding effect or enforceability of the Finance Documents, each Security Party shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

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(o)	Loan proceeds. The Borrower shall use the proceeds of each Advance solely to partially finance the acquisition of a Ship or to refinance a previously acquired Ship.

(p)	Change of place of business. The Borrower shall notify promptly the Agent of any change in the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.

(q)	Pollution liability. Each Security Party shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Creditor Parties with respect thereto.

(r)	Subordination of loans. Each Security Party shall cause all loans made to it by any Affiliate or subsidiary and all sums and other obligations (financial or otherwise) owed by it to any Affiliate or subsidiary to be fully subordinated to all Secured Liabilities.

(s)	Money laundering. The Borrower shall to the best of its knowledge and ability comply, and cause each of its subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

(t)	Asset control. The Borrower shall to the best of its knowledge and ability ensure that:

(i)	it is not owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and does not own or control a Prohibited Person; and

(ii)	no proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(u)	ERISA. Promptly upon:

(i)	the occurrence of any ERISA Termination Event;

(ii)	the occurrence or existence of any ERISA Funding Event; or

(iii)	the occurrence with respect to a Plan of a Reportable Event,

the Borrower shall furnish or cause to be furnished to the Agent, with copies for each of the Lenders, written notice thereof and the action, if any, which the Borrower has taken and proposes to take with respect thereto.

(v)	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of any Security Party under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

(w)	Shareholder and creditor notices. The Borrower will send the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to the Borrower’s shareholders or creditors or any class of them.

(x)	Maintenance of Security Interests. The Borrower will:

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(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)	without limiting the generality of paragraph (i), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

(y)	“Know your customer” checks. If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or any other Security Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(z)	Charter Assignment. Each Guarantor who enters into a Charter for its Ship shall execute and deliver a Charter Assignment provided that a Charter Assignment shall not be required under this Agreement unless the Borrower, using reasonable commercial efforts, is able to obtain the consent of the charterer named in the relevant Charter to such Charter Assignment.

(aa)	Further assurances. From time to time, at its expense, the Borrower and each of the Guarantors shall duly execute and deliver to the Agent such further documents and assurances as the Majority Lenders or the Agent may request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.

11.2	Negative covenants. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

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(a)	Security Interests. Each Guarantor will not create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests.

(b)	Sale of assets. Each Security Party shall not sell, transfer or lease (other than in connection with a Charter) all or substantially all of its properties and assets, or enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), provided that any Guarantor may sell its respective Ship pursuant to the terms of this Agreement.

(c)	Affiliate transactions. No Security Party will enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate or subsidiary, other than on terms and conditions substantially as favorable to such person as would be obtainable by such person at the time in a comparable arm’s-length transaction with a person other than an Affiliate or subsidiary.

(d)	Change of business. The Borrower will not change the nature of its business or commence any business otherwise than in connection with, or for the purpose of, operating the Ships.

(e)	Change of Control; Negative pledge.

(i)	The Borrower will not permit any act, event or circumstance that would result in a Change of Control or would result in the Borrower owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in each Guarantor.

(ii)	The Borrower will not permit any pledge or assignment of any Guarantor’s Equity Interests except in favor of the Security Trustee to secure the Secured Liabilities.

(f)	Increases in capital. None of the Guarantors will increase its capital by way of the issuance of any class or series of preferred securities or common or ordinary securities, or otherwise howsoever, or create any new class of equity, that is not subject to a Security Interest to secure the Secured Liabilities.

(g)	Financial Indebtedness. No Guarantor will incur any Financial Indebtedness other than the Loan and the Swap Exposure.

(h)	Dividends. The Borrower may not pay dividends if an Event of Default has occurred and is continuing or would result therefrom. None of the Guarantors will create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Guarantor to (i) pay dividends or make any other distributions on its capital stock to the Borrower or pay any Financial Indebtedness owed to the Borrower, (ii) make any loans or advances to the Borrower or (iii) transfer any of its property or assets to the Borrower.

(i)	Intentionally omitted.

(j)	Intentionally omitted.

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(k)	Loans and investments. The Guarantors shall not make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise.

(l)	Acquisition of capital assets. The Guarantors shall not acquire any capital assets (including any vessel other than a Ship) by purchase, charter or otherwise, provided that for the avoidance of doubt nothing in this Clause 11.2(l) shall prevent or be deemed to prevent capital improvements being made to a Ship.

(m)	Sale and leaseback. No Guarantor shall enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any of its property, whether real or personal, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

(n)	Changes to Fiscal Year and accounting policies. The Borrower shall not change its Fiscal Year or make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with IFRS or pursuant to the requirements of applicable laws or regulations.

(o)	Jurisdiction of incorporation or formation; Amendment of constitutional documents. Neither the Borrower nor any of the Guarantors shall change the jurisdiction of its incorporation or formation. None of the Guarantors shall amend its constitutional documents. The Borrower shall not amend its constitutional documents in any manner that would adversely affect its obligations under this Agreement or any other Finance Document to which it is a party.

(p)	Sale of Ship. Except as otherwise provided in Clause 8.8 or 8.9, no Security Party will consummate the sale of its Ship without paying or causing to be paid all amounts due and owing under this Agreement and the other Finance Documents prior to or simultaneously with the consummation of such sale.

(q)	Change of location. No Security Party shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.

(r)	Money laundering. The Borrower shall not contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council and comparable United States federal and state laws, including without limitation the Bank Secrecy Act and the PATRIOT Act.

12	FINANCIAL COVENANTS

12.1	General. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Borrower undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 12 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.

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12.2	Maximum leverage. The Borrower shall maintain a ratio of Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00, to be tested on the last day of each fiscal quarter.

12.3	Minimum tangible net worth. The Borrower shall maintain a Consolidated Tangible Net Worth of not less than $150,000,000 plus (a) 25% of the Borrower’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after July 1, 2010 and (b) 75% of the value of the Equity Proceeds realized from any issuance of Equity Interests in the Borrower occurring on or after July 1, 2010.

12.4	Minimum interest coverage. Commencing with the third fiscal quarter of 2011, the Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 2.50 to 1.00. Such ratio shall be calculated quarterly on a trailing quarter basis from and including the third fiscal quarter of 2011, provided that for the third fiscal quarter of 2012 and all periods thereafter such ratio shall be calculated on a trailing four quarter basis.

12.5	Free liquidity. From and after the Effective Date, the Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, of not less than $15,000,000 until the Borrower owns directly or indirectly a fleet of 15 vessels. When the Borrower owns directly or indirectly a fleet of 15 vessels, the Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, of not less than $15,000,000 plus $750,000 per each additional vessel that the Borrower directly or indirectly owns over 15 vessels.

13	MARINE INSURANCE COVENANTS

13.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 13 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.

13.2	Maintenance of obligatory insurances. Each Security Party shall keep the Ship owned by it insured at the expense of that Security Party against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Security Party to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances. The relevant Security Party shall effect such insurances in respect of the Ship owned by it:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

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(i)	when aggregated with the insured values of the other Ships then financed under this Agreement, 120% of the aggregate of the Loan and the Swap Exposure of each Swap Counterparty; and

(ii)	the Fair Market Value of the Ship owned by it;

provided that not less than 80% of the insured value established pursuant to (i) or (ii) above shall be on a hull and machinery basis.

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Security Party shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name the relevant Security Party as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

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and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the relevant Security Party and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lenders, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower or the relevant Security Party proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The relevant Security Party shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

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(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Security Party or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Security Party under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. The relevant Security Party shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by the protection and indemnity association, but only if and when so requested by the Agent, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the relevant Security Party in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8	Deposit of original policies. The relevant Security Party shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The relevant Security Party shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The relevant Security Party shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. The relevant Security Party shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the relevant Security Party shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

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(b)	the relevant Security Party shall not make any changes relating to the classification or the Classification Society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	the relevant Security Party shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America’s Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the relevant Security Party shall not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The relevant Security Party shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. The relevant Security Party shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. The relevant Security Party shall provide the Security Trustee, at the time of each such communication, copies of all written communications between such Security Party and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	such Security Party’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between such Security Party and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

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13.15	Provision of information. In addition, the relevant Security Party shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and such Security Party shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest, additional perils and political risk insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance, a mortgagee’s political risks insurance and a mortgagee’s interest marine insurance in such amounts(not to exceed 120% of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the relevant Security Party shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements. The Security Trustee may and, on instruction of the Majority Lenders, shall review, at the expense of the Borrower, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent or the Majority Lenders significant and capable of affecting the relevant Security Party or a Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the relevant Security Party may be subject.)

13.18	Modification of insurance requirements. The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Majority Lenders, shall reasonably consider appropriate in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Security Parties accordingly.

13.19	Compliance with instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Security Party implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14	SHIP COVENANTS

14.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.

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14.2	Ship’s name and registration. Each Security Party shall keep the Ship owned by it registered in its name under the law of the Approved Flag on which such Ship was registered when it became subject to a Mortgage; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification. Each Security Party shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class for such Ship with the Classification Society, free of overdue recommendations and conditions affecting that Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which such Ship was registered when it became subject to a Mortgage or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification Society instruction. The relevant Security Party shall instruct the Classification Society referred to in Clause 14.3(b):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Classification Society in relation to the Ship owned by that Security Party;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Security Party and that Ship at the offices of the Classification Society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the Classification Society:

(i)	receives notification from that Security Party or any other person that that Ship’s Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Security Party’s or that Ship’s membership of the Classification Society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Security Party is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)	if that Security Party is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.

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14.5	Modification. The relevant Security Party shall not make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or is reasonably likely to materially reduce its value.

14.6	Removal of parts. The relevant Security Party shall not remove any material part of the Ship owned by it, or any item of equipment owned by it installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Ship the property of that Security Party and subject to the security constituted by the Mortgage (and Deed of Covenant where applicable), provided that the relevant Security Party may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys. The relevant Security Party shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee with copies of all survey reports.

14.8	Inspection. The relevant Security Party shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The Security Trustee shall use reasonable endeavors to ensure that the operation of the Ship is not adversely affected as a result of such inspections.

14.9	Prevention of and release from arrest. The relevant Security Party shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, or its Earnings or Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, or its Earnings or Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, or its Earnings or Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the relevant Security Party shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. Each Guarantor shall:

(a)	comply, or procure compliance with, all laws or regulations, the non-compliance with which could reasonably be expected to have a material adverse effect on the Borrower’s business, assets or financial condition:

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(i)	relating to its business generally; or

(ii)	relating to the ownership, employment, operation and management of the Ship owned by it,

including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(b)	without prejudice to the generality of paragraph (a) above, not employ the Ship owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code; all Environmental Laws and all Sanctions; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and that Guarantor has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. The relevant Security Party shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	that Ship’s Earnings and payments and amounts due to that Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	the relevant Security Party’s, the relevant Approved Manager’s or that Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of the relevant Security Party’s or the relevant Approved Manager’s Document of Compliance.

14.12	Notification of certain events. The relevant Security Party shall immediately notify the Security Trustee by fax or email, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or condition made by any insurer or the Classification Society or by any competent authority which is not immediately complied with;

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(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any Security Interest on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against the relevant Security Party or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the relevant Security Party, the relevant Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the relevant Security Party shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the relevant Security Party’s, the relevant Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The relevant Security Party shall not:

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any charter in relation to the Ship owned by it under which more than two (2) months’ hire (or the equivalent) is payable in advance;

(c)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)	appoint a manager of the Ship owned by it other than an Approved Manager or agree to any material alteration to the terms of the Approved Management Agreement; or

(e)	put the Ship owned by it into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any Security Interest on that Ship or the Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage. The relevant Security Party shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that such Ship is mortgaged by that Security Party to the Security Trustee.

14.15	Intentionally Omitted.

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14.16	ISPS Code. The relevant Security Party shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	COLLATERAL MAINTENANCE RATIO

15.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.

15.2	Collateral Maintenance Ratio. If, at any time, the Agent notifies the Borrower that:

(a)	the aggregate Fair Market Value of the Ships; plus

(b)	the net realizable value of any additional Collateral previously provided under this Clause 15,

is below 150 percent of the Loan (such ratio being the “Collateral Maintenance Ratio”), the Agent (acting upon the instruction of the Majority Lenders) shall have the right to require the Borrower to comply with the requirements of Clause 15.3.

15.3	Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.2, the Borrower shall, within one (1) month after the date on which the Agent’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional Collateral which, in the opinion of the Majority Lenders, has a net realizable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorization of the Majority Lenders, approve or require; or

(b)	prepay the Loan in such amount as will eliminate the shortfall.

15.4	Value of additional vessel security. The net realizable value of any additional Collateral which is provided under Clause 15.3 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value.

15.5	Valuations binding. Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrower and the Lenders, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Ship.

15.6	Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker or other expert acting under Clause 15.4 with any information which the Agent or the Approved Broker or other expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 21.2, 21.3 and 22.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or other expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.3(b).

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16	GUARANTEE

16.1	Guarantee and indemnity. In order to induce the Lenders to make the Loan to the Borrower, and to induce the Swap Banks to enter into Designated Transactions with the Borrower, each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees, as a primary obligor and not as merely as a surety, to each Creditor Party, the punctual payment and performance by the Borrower when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of the Borrower, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”);

(b)	undertakes with each Creditor Party that whenever the Borrower does not pay any amount when due under or in connection with any of the Borrower’s Secured Liabilities, such Guarantor shall immediately on demand pay that amount as if it were the primary obligor; and

(c)	indemnifies each Creditor Party immediately on demand against any cost, loss or liability suffered or incurred by that Creditor Party (i) if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal or (ii) by operation of law as a consequence of the transactions contemplated by the Finance Documents and the Master Agreements. The amount of the cost, loss or liability shall be equal to the amount which that Creditor Party would otherwise have been entitled to recover.

16.2	Continuing guarantee. This guarantee:

(a)	is a continuing guarantee;

(b)	is joint and several with any other guarantee given in respect of the Guaranteed Obligations and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by any Creditor Party in respect of the Guaranteed Obligations;

(c)	shall remain in full force and effect until the later of the termination of the Total Commitments and the payment and performance in full of the Guaranteed Obligations and all other amounts payable hereunder regardless of any intermediate payment or discharge in whole or in part; and

(d)	shall be binding upon each Guarantor, its successors and permitted assigns.

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16.3	Performance of Guaranteed Obligations; obligations pari passu.

(a)	Each Guarantor agrees that the Guaranteed Obligations will be performed and paid strictly in accordance with the terms of the relevant Finance Document or Master Agreement regardless of any law or regulation or order of any court:

(i)	affecting (A) any term of such Finance Document or Master Agreement or the rights of any of the Creditor Parties with respect thereto or (B) the Borrower’s ability or obligation to make or render, or right of any Creditor Party to receive, any payments or performance due thereunder; or

(ii)	which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower.

(b)	The obligations of each Guarantor under this guarantee shall rank pari passu with all other unsecured obligations of such Guarantor.

16.4	Reinstatement. If any payment of any of the Guaranteed Obligations is rescinded, discharged, avoided or reduced or must otherwise be returned by a Creditor Party or any other person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Security Party or otherwise:

(a)	this guarantee shall continue to be effective or be reinstated, and the liability of each Guarantor hereunder shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Creditor Party shall be entitled to recover the value or amount of that payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

16.5	Liability absolute and unconditional. The obligations of each Guarantor under this Clause 16 shall be irrevocable, absolute and unconditional and shall not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure or status of a Security Party or any other person (including without limitation any change in the holding of such Security Party’s or other person’s Equity Interests);

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(e)	any amendment to or replacement of a Finance Document, a Master Agreement or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any Security Party or any other person under any Finance Document, any Master Agreement or any other document or security;

(g)	any bankruptcy, insolvency or similar proceedings; or

(h)	any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Security Party.

16.6	Waiver of promptness, etc. Each of the Guarantors hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this guarantee and any requirement that a Creditor Party protect, secure, perfect or insure any Security Interest or any property subject thereto or exhaust any right or take any action against any Security Party or any other person or entity or any Collateral.

16.77	Waiver of revocation, etc. Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this guarantee.

16.8	Waiver of certain defenses. Each Guarantor hereby unconditionally and irrevocably waives:

(a)	any defense arising by reason of any claim or defense based upon an election of remedies by a Creditor Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Borrower, any of the other Security Parties, any other guarantor or any other person or entity or any Collateral; and

(b)	any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

16.9	Waiver of disclosure, etc. Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Creditor Party to disclose to the Guarantors any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Security Party or any of their respective subsidiaries now or hereafter known by any Creditor Party.

16.10	Immediate recourse. Each Guarantor waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document or Master Agreement to the contrary.

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16.11	Acknowledgment of benefits. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in this Clause 16 are knowingly made in contemplation of such benefits.

16.12	Independent obligations. The obligations of each Guarantor under or in respect of this guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrower or any other Security Party under or in respect of the Finance Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this guarantee irrespective of whether any action is brought against the Borrower or any other Security Party or whether the Borrower or any other Security Party is joined in any such action or actions.

16.13	Deferral of Guarantors’ rights. Until the Guaranteed Obligations have been irrevocably paid and performed in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Security Party;

(b)	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents, the Master Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents or the Master Agreements by any Creditor Party.

16.14	Limitation of liability. Each of the Guarantors and the Creditor Parties hereby confirms that it is its intention that the Guaranteed Obligations not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each of the Guarantors and the Creditor Parties hereby irrevocably agrees that the Guaranteed Obligations guaranteed by each Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

16.15	Reliance of Creditor Parties. Each of the Creditor Parties has entered into this Agreement in reliance upon, among other things, this guarantee.

17	PAYMENTS AND CALCULATIONS

17.1	Currency and method of payments. All payments to be made by the Lenders or by the Security Parties under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11:00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

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(c)	in the case of an amount payable by a Lender to the Agent or by a Security Party to the Agent or any Lender, to Account No. 300030007278532 maintained at Nordea Bank Finland PLC, New York Branch, located at 437 Madison Avenue, New York, New York 10022, USA, ABA Number: 026010786, SWIFT: NDEAUS3NXXX, Attention: Credit Administration, re: Scorpio Tankers, or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2	Payment on non-Business Day. If any payment by a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3	Basis for calculation of periodic payments. All interest, commitment fees and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.4	Distribution of payments to Creditor Parties. Subject to Clauses 17.5, 17.6 and 17.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

17.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

17.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

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17.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.8	Agent may assume receipt. Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

17.11	Accounts prima facie evidence. If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrower or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18	APPLICATION OF RECEIPTS

18.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii), (iii), (iv) and (v) (including, but without limitation, all amounts payable by the Borrower under Clauses 21, 22 and 23 of this Agreement or by the Borrower or any other Security Party under any corresponding or similar provision in any other Finance Document);

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(ii)	second, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents;

(iii)	third, in or towards satisfaction pro rata of any and all amounts of principal payable to the Lenders under this Agreement;

(iv)	fourth, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to each Swap Counterparty (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Counterparty at the time of application or distribution under this Clause 18); and

(v)	fifth, in or towards satisfaction of the Swap Exposure of each Swap Counterparty (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)	SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrower, the other Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and

(c)	THIRD: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18.2	Variation of order of application. The Agent may, with the authorization of the Majority Lenders and the Swap Counterparties, by notice to the Borrower, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3	Notice of variation of order of application. The Agent may give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4	Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

18.5	Payments in excess of Contribution.

(a)	If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

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(b)	The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(c)	Notwithstanding paragraphs (a) and (b) of this Clause 18.5, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

(d)	Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.5 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.

19	APPLICATION OF EARNINGS, SALE PROCEEDS AND INSURANCE PROCEEDS

19.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.

19.2	Payment of Earnings, sale proceeds and insurance proceeds. The Borrower and each of the Guarantors, as the case may be, undertakes with each Creditor Party to ensure that:

(a)	subject only to the provisions of any Charter Assignment or Earnings Assignment, all of the Earnings of each Ship are paid to the Earnings Account for such Ship; and

(b)	if following the sale or Total Loss of a Ship the Borrower elects to proceed under Clause 8.8(b), all sale proceeds and insurance proceeds are paid to the Retention Account.

19.3	Intentionally omitted.

19.4	Intentionally omitted.

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19.5	Application of funds in Retention Account. Until an Event of Default or a Potential Event of Default occurs, the Agent shall apply any funds in the Retention Account as required by:

(a)	Clause 8.8(c) in the event a Replacement Ship is purchased within the time period permitted by such clause; or

(b)	Clause 8.8(d) in the event a Replacement Ship is not purchased pursuant to Clause 8.8(c).

19.6	Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on the Retention Account.

19.7	No release of accrued interest. Interest accruing under Clause 19.6 shall be credited to the Retention Account but shall not be released to the Borrower until the end of the Security Period.

19.8	Location of accounts. The Borrower and each of the Guarantors, as the case may be, shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of any Earnings Account and the Retention Account (or any of them); and

(b)	execute an Earnings Account Pledge, a Retention Account Pledge and/or any other documents which the Agent specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) any Earnings Account and the Retention Account (or any of them).

19.9	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Retention Account with prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.

19.10	Borrower’s obligations unaffected. The provisions of this Clause 19 (as distinct from a distribution effected under Clause 19.5) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

20	EVENTS OF DEFAULT

20.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any other Security Party fails to pay when due any principal payable under a Finance Document or under any document relating to a Finance Document or, in the case of interest and other sums payable on demand, within five (5) Business Days after the date when first demanded; or

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(b)	any breach occurs of Clause 9.2(a), 11.2(b), 11.2(e) or 11.2(o); or

(c)	any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	subject to any applicable grace period specified in the Finance Document, any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer or director of, the Borrower or another Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of a Security Party under any contract or agreement in excess of $5,000,000 (other than the Finance Documents) to which such Security Party is a party, and such event of default has not been cured within any applicable grace period;

(g)	any Financial Indebtedness of a Security Party in excess of $5,000,000 is not paid when due or within any applicable grace period or, only in the case of sums payable on demand, when first demanded, except for any such Financial Indebtedness which is being contested by such Security Party in good faith and through appropriate proceedings and in a manner that does not involve any risk of sale, forfeiture, loss, confiscation or seizure of the Ship; or

(h)	any Security Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(i)	any proceeding shall be instituted by or against any Security Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(j)	all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, any Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government; or

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(k)	a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues (the “assets”) of any Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Majority Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such Security Party does not procure that such action is lifted, released or expunged within 20 Business Days of such action being (i) instituted and (ii) notified to such Security Party; or

(l)	any Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of a Ship by the Borrower that owns such Ship; or

(m)	a Ship becomes a Total Loss and insurance proceeds are not collected or received by the Security Trustee from the underwriters within 120 days of the Total Loss Date; or

(n)	an ERISA Funding Event or an ERISA Termination Event has occurred and is continuing; or

(o)	it becomes unlawful or impossible:

(i)	for the Borrower or any other Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(p)	any consent necessary to enable a Guarantor to own, operate or charter the Ship owned by it or to enable any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(q)	any material provision of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(r)	an Event of Default as defined in section 14 of a Master Agreement occurs; or

(s)	any event occurs or any circumstance arises or develops including, without limitation:

(i)	a change in the financial position, of any Security Party; or

(ii)	any accident or other event involving a Ship;

and it becomes evident that the Security Parties are, or will later become, unable to discharge their liabilities under the Finance Documents as they fall due; or

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(t)	there occurs or develops a change in the financial position, state of affairs or prospects of a Security Party which, in the reasonable opinion of the Majority Lenders, has a material adverse effect on such Security Party’s ability to discharge its liabilities under the Finance Documents as they fall due.

20.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Loan and all accrued interest and other amounts accrued or owing hereunder shall be deemed immediately due and payable without notice or demand therefor; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

20.3	Termination of Commitments. On the service of a notice under Clause 20.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

20.4	Acceleration of Loan. On the service of a notice under Clause 20.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand, and the Security Trustee shall forthwith be entitled to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.

20.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

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20.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrower under Clause 20.2. Such notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any other Security Party with any form of claim or defense.

20.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence, dishonesty or the willful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

20.9	Position of Swap Counterparties. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 20, to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

21	FEES AND EXPENSES

21.1	Arrangement, commitment, agency fees. The Borrower shall pay to the Agent:

(a)	an arrangement fee and a coordination fee as required by the Fee Letter for distribution among the Lenders in the proportions agreed by the Agent and the Lead Arrangers;

(b)	a commitment fee as required by the Fee Letter for distribution among the Lenders pro rata to their Commitments; and

(c)	an annual agency fee as required by the Fee Letter.

21.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel and any local counsel retained by them.

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21.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any Collateral provided or offered under Clause 15 or any other matter relating to such Collateral; or

(d)	any step taken by a Lender or a Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all reasonable legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.4	Intentionally omitted.

21.5	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

21.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	INDEMNITIES

22.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

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(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by a Security Party to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid on the amount concerned under Clause 7); or

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.

It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim cost or expense which is a tax levied by a taxing authority on the indemnified party (which taxes are subject to indemnity solely as provided in Clause 23 below) but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax.

22.2	Breakage costs. Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence, dishonesty or willful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

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22.4	Currency indemnity. If any sum due from the Borrower or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Application to Master Agreements. For the avoidance of doubt, Clause 22.4 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

22.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7	Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

23	NO SET-OFF OR TAX DEDUCTION

23.1	No deductions. All amounts due from a Security Party under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

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(b)	free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.

23.2	Grossing-up for taxes. If a Security Party is required by law to make a tax deduction from any payment:

(a)	such Security Party shall notify the Agent as soon as it becomes aware of the requirement;

(b)	such Security Party shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3	Evidence of payment of taxes. Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4	Exclusion of tax on overall net income. In this Clause 23 “tax deduction” means any deduction or withholding for or on account of any present or future tax except a Non-indemnified Tax.

23.5	Indemnity for taxes. The Borrower hereby indemnifies and agrees to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes (including, without limitation, taxes and other taxes imposed on any amounts payable under this Clause 23.5) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefore specifying in reasonable detail the nature and amount of such taxes or other taxes.

23.6	Exclusion from indemnity and gross-up for taxes. The Borrower shall not be required to indemnify any Creditor Party pursuant to Clause 23.5, or pay any additional amounts to any Creditor Party pursuant to Clause 23.2, to the extent that:

(a)	the obligation to withhold amounts for taxes existed on the date such Lender (other than an original Lender) became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan; provided that this clause (a) shall not apply to the extent the indemnity payment or additional amounts any transferee, or Lender (or transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (a)) do not exceed the indemnity payment or additional amounts that the person making the transfer, or Lender (or transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; or

(b)	the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with Clause 23.7 below.

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23.7	Delivery of tax forms.

(a)	Each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall deliver to the Agent and the Borrower two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or, upon request of the Borrower or the Agent, any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax with respect to payments of interest hereunder.

(b)	In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall provide to the Agent and the Borrower a properly completed form W-8BEN and certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any representation in such certificate is no longer accurate.

(c)	Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Agent or Borrower.

(d)	Notwithstanding any other provision of this Clause 23.7, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Clause 23.7 that such Non-U.S. Lender is not legally able to deliver.

23.8	Application to Master Agreements. For the avoidance of doubt, Clause 23 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

24	ILLEGALITY, ETC

24.1	Illegality. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

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24.2	Notification of illegality. The Agent shall promptly notify the Borrower, the other Security Parties, the Security Trustee and the other Lenders of the notice under Clause 24.1 which the Agent receives from the Notifying Lender.

24.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 24.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 24.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8, without penalty, premium or breakage costs.

24.4	Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the rights of the Notifying Lender under Clause 24.3, the Notifying Lender shall use reasonable endeavors to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25	INCREASED COSTS

25.1	Increased costs. This Clause 25 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-indemnified Tax); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

25.2	Meaning of “increased costs”. In this Clause 25, “increased costs” means, in relation to a Notifying Lender:

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(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

(e)	but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 23 or an item arising directly out of the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the other Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.4	Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.5	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

25.6	Prepayment; termination of Commitment. A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

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26	SET-OFF

26.1	Application of credit balances. Each Creditor Party may, upon the occurrence and during the continuance of an Event of Default, without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3	Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4	No Security Interest. This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of the Borrower.

27	TRANSFERS AND CHANGES IN LENDING OFFICES

27.1	Transfer by Borrower. The Borrower may not, without the consent of the Agent, given on the instructions of the Majority Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

27.2	Transfer by a Lender. Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, without needing the consent of the Borrower or any other Security Party, cause:

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(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution reasonably acceptable to the Borrower (a “Transferee Lender”) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets in the shipping industry and is not an Affiliate of the Borrower by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 31.

27.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the other Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Borrower and each other Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

27.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5	No transfer without Transfer Certificate. Except as provided in Clause 27.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6	Lender re-organization; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

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27.7	Effect of Transfer Certificate. The effect of a Transfer Certificate is as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any other Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any other Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.

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27.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorization of Agent to sign Transfer Certificates. The Borrower, the Security Trustee, each Lender and each Swap Bank irrevocably authorizes the Agent to sign Transfer Certificates on its behalf.

27.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

27.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any other Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any other Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

27.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16	Intentionally omitted.

27.17	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrower or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

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(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28	VARIATIONS AND WAIVERS

28.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2	Variations, waivers etc. requiring agreement of all Lenders. As regards the following, Clause 28.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	a change to the definition of “Majority Lenders”;

(d)	a change to Clause 3 or this Clause 28;

(e)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(f)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

28.3	Increase in Commitments. A document shall be effective to increase a Lender’s Commitment only if such document is executed and delivered by the Borrower and such Lender.

28.4	Variations, waivers etc. relating to the Servicing Banks. An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee under Clause 31 may not be effected without the consent of the Agent or the Security Trustee.

28.5	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1, 28.2, 28.3 or 28.4, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

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(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or another Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29	NOTICES

29.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrower	Scorpio Tankers Inc.
	or any Guarantor:	9, Boulevard Charles III
Monaco 98000

Attention: Luca Forgione

	with a copy to:	150 E. 58th Street
New York, New York 10155

Attention: Chief Financial Officer

Fax No: +212-542-1618

(b)	to a Lender:	At the address below its name in Schedule 1 or in the relevant Transfer Certificate or Lender Accession Agreement.

(c)	to a Swap Bank	At the address below its name in Schedule 2 or in the relevant Swap Bank Accession Agreement.

(d)	to the Agent:	Nordea Bank Finland PLC, New York Branch
437 Madison Avenue
New York, New York 10022

Attention: Loan Administration

Fax No: +212-750-9188

(e)	to the Security Trustee:	Nordea Bank Finland PLC, New York Branch
437 Madison Avenue
New York, New York 10022

Attention: Loan Administration

Fax No: +212-750-9188

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or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Lenders, the Swap Banks and the Security Parties.

29.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.

29.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5:00 p.m. local time,

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

29.5	Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29.7	Electronic communication between the Agent and a Lender or a Swap Bank. Any communication to be made between the Agent and a Lender or a Swap Bank under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender or Swap Bank:

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(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective Email addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or a Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or a Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.8	English language. Any notice under or in connection with a Finance Document shall be in English.

29.9	Meaning of “notice”. In this Clause 29, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

31	THE SERVICING BANKS

31.1	Appointment and Granting.

(a)	The Agent. Each of the Lenders and the Swap Banks appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.

(b)	The Security Trustee.

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(i)	Authorization of Security Trustee. Each of the Lenders, the Swap Banks and the Agent appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.

(ii)	Granting Clause. To secure the payment of all sums of money from time to time owing (i) to the Lenders under the Finance Documents, and (ii) to the Swap Banks under the Master Agreements, and the performance of the covenants of the Borrower and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Lenders, the Agent and the Swap Banks, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the Security Interest of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Agent and the Swap Banks and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the Guarantors shall be permitted, to the exclusion of the Security Trustee, to possess and use the Ships. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders, the Agent and the Swap Banks as hereinafter set forth.

(iii)	Acceptance of Trusts. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

31.2	Scope of Duties. Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Clause 31.5 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates’ officers, directors, employees, agents and attorneys-in-fact):

(a)	shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender or a Swap Bank;

(b)	shall be responsible to the Lenders or the Swap Banks for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;

(c)	shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or

(d)	shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of the Security Trustee and the Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent, together with the written consent of the Borrower to such assignment or transfer.

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31.3	Reliance. Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be. As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

31.4	Knowledge. Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Agent, the non-payment of principal of or interest on the Loan) unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”. If the Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Security Trustee, the Swap Banks and the Lenders (and shall give each Lender prompt notice of each such non-payment). Subject to Clause 31.8 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Majority Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Lenders and the Swap Banks.

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31.5	Security Trustee and Agent as Lenders. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee or Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee or the Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Security Trustee and the Agent in their respective individual capacities. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee and Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its subsidiaries or affiliates as if it were not acting as the Security Trustee or the Agent, as the case may be, and each of the Security Trustee and the Agent and their respective affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

31.6	Indemnification of Security Trustee and Agent. The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to indemnify each of the Agent and the Security Trustee (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrower under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

31.7	Reliance on Security Trustee or Agent. Each Lender and each Swap Bank agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Lender or Swap Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Lender or Swap Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents. None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Borrower or the Guarantors of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and/or the Swap Banks by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Lender or a Swap Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower, any Guarantor or any subsidiaries or affiliates thereof which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

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31.8	Actions by Security Trustee and Agent. Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 31.6 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

31.9	Resignation and Removal. Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at any time by giving notice thereof to the Lenders, the Swap Banks and the Borrower, and the Security Trustee or the Agent may be removed at any time with or without cause by the Majority Lenders by giving notice thereof to the Agent, the Security Trustee, the Lenders, the Swap Banks and the Borrower. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Security Trustee or Agent, as the case may be. If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee or Agent, as the case may be, then the retiring Security Trustee or Agent, as the case may be, may, on behalf of the Lenders and the Swap Banks, appoint a successor Security Trustee or Agent. Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee or Agent’s resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Clause 31 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

31.10	Release of Collateral. Without the prior written consent of the Majority Lenders and the Swap Banks, neither the Security Trustee nor the Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders and the Swap Banks release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any Security Interest covering property if the Secured Liabilities have been paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders have consented.

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32	LAW AND JURISDICTION

32.1	Governing law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

32.2	Consent to Jurisdiction.

(a)	Each of the Borrower and the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Nothing in this Clause 32.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c)	Each of the Borrower and the Guarantors hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:

(i)	any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(ii)	any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.

(d)	Each of the Borrower and the Guarantors hereby agrees to appoint Seward & Kissel LLP, with offices currently located at One Battery Park Plaza, New York, New York 10004, Attention: Lawrence Rutkowski, as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document. Each of the Borrower and the Guarantors also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 29.2. Each of the Borrower and the Guarantors also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

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32.3	Creditor Party rights unaffected. Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

32.4	Meaning of “proceedings”. In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

33	WAIVER OF JURY TRIAL

33.1	WAIVER. EACH OF THE BORROWER, THE GUARANTORS AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

34	PATRIOT ACT notice

34.1	PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the PATRIOT Act.

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EXECUTION PAGE

WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

SCORPIO TANKERS INC., as Borrower /s/ Brian M Lee Name: Title: Chief Financial Officer STI CORAL SHIPPING COMPANY LIMITED, as Guarantor /s/ Brian M Lee Name: Brian M. Lee Title: Director

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Lender, Agent, Security Trustee, Lead Arranger and Swap Bank

By:    /s/ Martin Lunder

Name: Martin Lunder

Title: Senior Vice President

By:    /s/ Henning Lyche Christiansen

Name: Henning Lyche Christiansen

Title: First Vice President

STI DIAMOND SHIPPING COMPANY LIMITED, as Guarantor /s/ Brian M Lee Name: Brian M. Lee Title: Director

DNB NOR BANK ASA, as Lender, Lead Arranger and Swap Bank

By:    /s/ Nikolai A Nachamkin

Name: Nikolai A. Nachamkin

Title: Senior Vice President

By:    /s/ Giacomo Landi

Name: Giacomo Landi

Title: Senior Vice President

ABN AMRO BANK N.V., as Lender, Lead Arranger and Swap Bank By: /s/ J.A.L.M Gorgels Name: J.A.L.M. Gorgels Title: Director By: /s/ K.H. Tickman Name: K.H. Tickman Title:

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